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                                                                   EXHIBIT 10.26


      [LOGO]     Sanwa Bank
                 California

                                CREDIT AGREEMENT
                               ($30,000,000 Line)
   ($10,000,000 Letter of Credit & $5,000,000 Foreign Exchange Subfacilities)

      THIS CREDIT AGREEMENT (the "Agreement") is made and entered into this 17th day of March, 1997 by and between SANWA BANK CALIFORNIA (the "Bank") and DIAMOND MULTIMEDIA SYSTEMS, INC. (the "Borrower") and terminates two existing loan agreements referred to as the Amended and Restated Credit Agreement dated as of November 2, 1995, and all amendments, including the Amended and Restated Credit Agreement dated January 24, 1997, ("1995 Credit Agreement") and the Credit Agreement ($5,000,000 Line) dated January 24, 1997.

                                    SECTION I
                                   DEFINITIONS

         1.01 Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

                  (a) "Account Debtor": shall mean the person or entity obligated to the Borrower upon an account.

                  (b) "Advance": shall mean (i) an advance to the Borrower under the Line of Credit. The outstanding balance, as of the date hereof, under any prior agreements, including the 1995 Credit Agreement and the Credit Agreement ($5,000,000 Line), shall be deemed Advances made under this Agreement and subject to all the terms and conditions of this Agreement.

                  (c) "Alternate Currency": shall mean any lawful currency of Japanese Yen, English Pounds, or German Marks, or any other currencies which the Bank make available, which are freely transferable and convertible into Dollars.

                  (d) "Business Day": shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in California, USA, and, with respect to LIBOR Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Advance.

                  (e) "Dollars" and the sign "$": shall mean lawful money of the United States.

                  (f) "Debt": shall mean all liabilities of the Borrower as set forth on its balance sheet less Subordinated Debt.

                  (g) "Effective Tangible Net Worth": shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill,

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trademarks, patents, copyrights, organization expense, loans and advances to employees, affiliates or subsidiaries, investments in subsidiaries and similar intangible items).

                  (h) "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                  (i) "Event of Default": shall have the meaning set forth in
Section VII.

                  (j) "Expiration Date": shall mean May 31, 1998 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to
Section VIII, whichever shall occur first.

                  (k) "Line of Credit": shall mean the credit facility described in Section II.

                  (l) "Liquid Assets": shall mean all unrestricted cash and cash equivalents of the Borrower.

                  (m) "Obligations": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

                  (n) "Redenominate", "Redenomination" and "Redenominated": each refers to redenomination of each Advance from Dollars into an Alternate Currency or from an Alternate Currency into Dollars or another Alternate Currency pursuant to Section 2.06.

                  (o) "Subordinated Debt": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

         1.02 Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

         1.03 Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

         1.04 Currency Equivalents Generally: For all purposes of this Agreement other than Section 2, the equivalent in any Alternate Currency of an amount in Dollars shall be determined at the rate of exchange quoted by the Bank in Los Angeles, at 9:00 A.M. on the date of determination, for the spot purchase in the relevant foreign exchange market of such amount of Dollars with such Alternate Currency.

         1.05 Late Payment: If any payment of principal or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

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                                   SECTION II
                               THE LINE OF CREDIT

         2.01 THE LINE OF CREDIT: On terms and conditions as set forth herein, the Bank agrees to make Advances in Dollars or the Dollar equivalent in Alternate Currency to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $30,000,000 or the Dollar equivalent of $30,000,000 ("Line of Credit"). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.01.

         2.02 MAKING LINE ADVANCES: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 5, Advances shall be made by the Bank upon telephonic or facsimile request received from the Borrower, and confirmed in writing within two Business Days, which request shall be received not later than 12:00 p.m. (Pacific Standard Time) on the date specified for a Variable Rate Advance and 7:00 a.m. (Pacific Standard Time) two business days prior to the date specified for a LIBOR Advance or a Cost of Funds Advance, each of which dates shall be a Business Day. The rates for a LIBOR Advance or a Cost of Funds Advance shall be set on the same Business Day as the request is received if received by 7:00 a.m. and on the next Business Day if received after 7:00 a.m.. Requests for Advances received after such time may, at the Bank's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day for a Variable Rate Advance and the third succeeding Business Day for a LIBOR Advance or a Cost of Funds Advance.

         2.03 MANDATORY REPAYMENT:

                  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon, provided, however, that any Advance denominated in Dollars must be repaid in Dollars and any Advance denominated in an Alternate Currency must be repaid in the same Alternate Currency.

         2.04 INTEREST ON ADVANCES: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to paragraph 2.05 or paragraph 2.06 below:

                  (a) VARIABLE RATE ADVANCES: For Advances denominated in Dollars, a variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate (the "Reference Rate") and as to which loans may be made by the Bank at, below or above such Reference Rate (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance which bears interest at the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                  (b) LIBOR ADVANCES: A fixed rate quoted by the Bank for 1, 2, 3 or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration
Date) [the "Interest Period"] for Advances in the

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minimum amount of $100,000.00. Such interest rate shall be a percentage approximately equivalent to 1.50% in excess of the Bank's LIBOR Rate which is that rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the U. S. dollar London Interbank Offered Rates for such period appearing on page 3750 (or such other page as may replace page 3750 of the Telerate screen at or about 11:00 a.m. (London time) on the second business day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements) [the "LIBOR Rate"]. An Advance based upon the LIBOR Rate is hereinafter referred to as the "LIBOR Advance".

                  (c) COST OF FUNDS ADVANCES. For Advances denominated in Dollars, the Bank hereby agrees to make Advances to the Borrower, at Borrower's election, at a fixed rate quoted by Bank for 1, 2, 3, or 6 months or for such other period of time that the Bank may quote and offer (provided that such any period of time does not extend beyond the Expiration Date (the "Cost of Funds Interest Period"). Such interest rate shall be a percentage approximately equivalent to 1.50 % per annum in excess of the rate which the Bank determines in its sole and absolute discretion to be equal to the Bank's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by the Bank of such funds) in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period (the "Cost of Funds Rate") for Advances in the minimum amount $500,000 and in $100,000 increments thereafter. Advances based upon the Cost of Funds Rate are hereinafter referred to as "Cost of Funds Advances". The Bank shall provide the Borrower with a statement of the Borrower's Cost of Funds Rate, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

                  LIBOR Advances and Cost of Funds Advances are sometimes hereinafter referred to as a "Fixed Rate Advance".

                  Interest on Variable Rate Advances and Cost of Funds Advances shall be paid in Dollars in monthly installments commencing on the first day of the month following the date of the first such Advance and continuing on the first day of each month thereafter.

                  Interest on any LIBOR Advance shall be paid on the last day of the LIBOR Interest Period pertaining to such LIBOR Advance and shall be paid in Dollars or in the relevant Alternate Currency as the case may be. The Borrower further promises and agrees to pay the Bank interest on any LIBOR Advance with an LIBOR Interest Period in excess of 90 days on a quarterly basis (i.e., on the last day of each 90-day period occurring in such LIBOR Interest Period) and on the last day of the relevant LIBOR Interest Period.

                  If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

         2.05 NOTICE OF ELECTION TO ADJUST INTEREST RATE: The Borrower may elect that interest on a Fixed Rate Advance shall continue to accrue at a newly quoted LIBOR Rate or Cost of Funds Rate; provided, however, that such notice shall be received by the Bank no later than 7:00 a.m. two business days prior to the last day of the LIBOR Interest Period for a LIBOR Advance and 1:00 p.m. one business day prior to the last day of a Cost of Funds Interest Period for a Cost of Funds

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Advance. Such notice may be by telephone if confirmed in writing by telecopy with the original of such writing deposited in the US mail or with an air courier on the same day. The Bank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower and upon any borrowing, Redenomination or continuation by the Bank in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected the borrowing, redenomination or continuation of Advances hereunder. The Borrower may elect that interest on a Fixed Rate Advance shall accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than one business day prior to the last day of the Interest Period pertaining to such Fixed Rate Advance, and provided further, however, that such Fixed Rate Advance shall be in Dollars or Redenominated in Dollars pursuant to the terms of
Section 2.06. If the Bank shall not have received notice (as prescribed herein) of Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the newly quoted LIBOR Rate or Cost of Funds Rate or Variable Rate as the case may be, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate then in effect and any Alternate Currency shall be Redenominated in Dollars.

         2.06 Redenomination of Advances:

                  The Borrower may, upon notice given to the Bank at least four Business Days prior to the date of the proposed Redenomination, request that a LIBOR Advance be Redenominated from Dollars into an Alternate Currency or from an Alternate Currency into Dollars or another Alternate Currency; provided, however, that any Redenomination shall be made on, and only on, the last day of an Interest Period for such Advances. Each such notice of request of a Redenomination ("Notice of Redenomination") shall be by telecopier, telex or cable, confirmed immediately in writing, or may be by telephone if confirmed in writing by telecopy with the original of such writing deposited in the US mail or with an air courier on the same day, and the Bank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower and upon any borrowing, Redenomination or continuation by the Bank in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected the borrowing, redenomination or continuation of Advances hereunder, specify in writing (i) the LIBOR Advance(s) to be Redenominated, (ii) the date of the proposed Redenomination, (iii) the Alternate currency into which such Advances are to be Redenominated, and (iv) the duration of the Interest Period for such Advances upon being so Redenominated. In the case of a Notice of Redenomination which requests a Redenomination of Advances into an Alternate Currency, such Redenomination is subject to confirmation by Bank not later than the third Business Day before the requested date of such Redenomination that such Bank agrees to such Redenomination, which confirmation shall be notified to the Borrower. If no confirmation is provided the Redenomination will not occur. Each Advance so requested to be Redenominated will be Redenominated, on the date specified therefor in such Notice of Redenomination, into an equivalent amount thereof in the currency requested in such Notice of Redenomination, such equivalent amount to be determined on such date in accordance with Section 2.13, and, upon being so Redenominated, will have an initial Interest Period as requested in such Notice of Redenomination.

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        2.07 Prepayment:

                  (a) The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate or the Cost of Funds Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto provided, however, if the whole or any part of any Fixed Rate Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss actually incurred by the Bank, excluding loss of profit on any margin, but including any loss resulting from the reemployment of funds, sustained by the Bank as a consequence of such prepayment, and provided further, that any prepayment hereunder shall not be deemed to be an event of default.

                  (b) If, on the last day of any Interest Period, the equivalent in Dollars of the aggregate principal amount of all LIBOR Advances then outstanding when combined with the aggregate principal amount of all Variable Rate Advances and Cost of Funds Advances then outstanding exceeds the Line of Credit, the Borrower shall on such last day prepay an aggregate principal amount of such Advances to the Bank in an amount at least equal to such excess, with accrued interest to the date of such prepayment on the principal amount prepaid.

                  2.08 Indemnification for LIBOR Rate and Cost of Funds Rate
Costs: During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate or the Cost of Funds Rate, the Borrower shall, upon the Bank's written request, which request shall explain in reasonable detail the reason for such costs or payments, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to the Alternate Currency or Dollars or cost of funds used by the Bank in quoting and determining the LIBOR Rate or the Cost of Funds Rate under this Agreement. Bank shall use its best efforts to provide Borrower, in advance, with an estimate of any such costs which may potential]), be incurred hereunder.

                  2.09 LIBOR Rate or Cost of Funds Rate Infeasible: In the event that the Bank shall at any time determine that the accrual of interest, on the basis of the LIBOR Rate or the Cost of Funds Rate (i) is infeasible at the time of any borrowing, continuation or Redenomination because the Bank is unable to determine the LIBOR Rate or Cost of Funds Rate due to the unavailability of Dollars or Alternate Currency deposits, contracts or time deposits in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event such Fixed Rate Advance shall be immediately prepaid but then may be converted or Redenominated into a Variable Rate Advance at the election of Borrower.

                  2.10 Failure to Borrow: In the case of any Fixed Rate Advance, the Borrower shall indemnify Bank against any loss, cost or expense incurred by Bank as a result of any Mum to borrow on the date specified for such Fixed Rate Advance (other than as a result of Bank's failure,

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to make funds available for such Advance), including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Fixed Rate Advance to be made by Bank when such Fixed Rate Advance is not made on such date.

         2.11 Computations and Payments: Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

         2.12 Taxes:

                  (a) Any and all payments by the Borrower shall be made hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on the Bank's income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Bank shall use its best efforts to advise Borrower of any taxes or levies to the best of Bank's knowledge thereof.

                  (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                  (c) Borrower will indemnify Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, other than liabilities arising from Bank's gross negligence or willful misconduct, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Bank at its address referred to hereinbelow, the original or a certified copy of a receipt evidencing payment thereof. If no taxes are payable in respect of any payment hereunder, Borrower will furnish to the Bank at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Bank, in either case stating that such payment is exempt from or not subject to Taxes.

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                 (e) To the extent that any Taxes were not lawfully payable, any recovery ultimately received by the Bank in respect of any such Taxes shall be refunded to the Borrower to the extent of the applicable indemnification payment.

                  (f) Bank agrees that, upon receiving written notice from Borrower, Bank shall take all such actions as are reasonably necessary to enable the Borrower to pay all Taxes in a timely manner and to claim such exemptions as the Bank may be entitled to claim in respect of all or any portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this
Section 2.12 in respect of any payments under this Agreement.

                  (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder.

         2.13 Currency Equivalents: For purposes of the provisions of this
Section 2, (i) the equivalent in Dollars of Alternate Currency shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange Dollars for such Alternate Currency at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined, (ii) the equivalent in any Alternate Currency of any other Alternate Currency shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange such Alternate Currency for the equivalent in Dollars of such other Alternate Currency at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined, and (iii) the equivalent in any Alternate Currency of Dollars shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange such Alternate Currency for Dollars at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined. Except as specified in
Section 1.04, the equivalent in Dollars of each LIBOR Rate Advance made in an Alternative Currency shall be recalculated hereunder on each date that it shall be necessary to determine the unused portion of Bank's Line of Credit or any or all Advance or Advances outstanding on such date.

           2.14     Line Account:

                  (a) The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

                  (b) The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Line of Credit is not made when due, after giving effect to any grace period, to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due.

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         2.15. Commitment Fee. Borrower agrees to pay to Bank a commitment fee on the unused portion of the Line of Credit of .10% per annum, payable quarterly in arrears, and computed on a year of 360 days for actual days elapsed.

                                   SECTION III
                     LETTERS OF CREDIT AND FOREIGN EXCHANGE

         3.01 Letters of Credit. The Bank agrees to issue stand-by and commercial letters of credit (each a "Letter of Credit") in Dollars or in Alternate Currency on behalf of the Borrower, provided, however, at no time shall the total face amount of all Letters of Credit outstanding less any partial draws paid by the Bank and not reimbursed by the Borrower exceed the sum of $10,000,000.00 or the Dollar equivalent of $10,000,000 ("Letter of Credit Sub-Facility") and provided further, at no time shall the total undrawn amount of all Letters of Credit outstanding plus any partial draws paid by the Bank and not reimbursed by the Borrower, together with the total principal amount of all Advances outstanding exceed the Line of Credit or the Dollar equivalent of the Line of Credit. Letters of Credit, if any, issued and outstanding as of the date of this Agreement, shall be included as Letters of Credit under this subfacility.

                  (a) Upon the Bank's request, the Borrower shall promptly pay to the Bank issuance fees of .75% per annum for stand-by letters of credit and such other fees omissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

                  (b) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire on a date which is after the Expiration Date.

                  (c) Each Letter of Credit shall be in form and substance and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

                  (d) Prior to the issuance of each Letter of Credit but in no event later than 9:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank International Department a duly executed form of the Bank's standard form of application for issuance of letter of credit with proper insertions.

         3.02 Increased Costs. The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating, to any Letter of Credit. Bank shall use its best efforts to provide Borrower, in advance, with an estimate of any such costs which may potentially be incurred hereunder.

         3.03 Automatic Payment. In the event that Borrower fails to pay the any drawing under any Letter of Credit on the same day as the relevant drawing, or the balances in the depository

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account or accounts maintained by the Borrower with Bank are insufficient to pay any draw when due, Bank shall, and Borrower hereby instructs Bank to, create an Advance bearing interest at the Variable Rate provided herein to pay the relevant drawing under any Letter of Credit.

         3.04 Taxes:

                  (a) Any and all payments by the Borrower shall be made hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on the Bank's income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.04) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Bank shall use its best efforts to advise Borrower of any taxes or levies to the best of Bank's knowledge thereof.

                  (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                  (c) Borrower will indemnify Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.04) paid by Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, other than liabilities arising from Bank's gross negligence or willful misconduct, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Bank at its address referred to hereinbelow, the original or a certified copy of a receipt evidencing payment thereof. If no taxes are payable in respect of any payment hereunder, Borrower will furnish to the Bank at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Bank, in either case stating that such payment is exempt from or not subject to Taxes.

                  (c) To the extent that any Taxes were not lawfully payable, any recovery ultimately received by the Bank in respect of any such Taxes shall be refunded to the Borrower to the extent of the applicable indemnification payment.

                  (f) Bank agrees that, upon receiving written notice from Borrower, Bank shall take all such actions as are reasonably necessary to enable the Borrower to pay all Taxes in a timely manner and to claim such exemptions as the Bank may be entitled to claim in respect of all or any portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 3.04 in respect of any payments under this Agreement.

                  (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.04 shall survive the payment in full of principal and interest hereunder.

         3.05 Foreign Exchange Sub-Facility. Borrower may from time to time request Bank to purchase or sell foreign currency in a specified amount, at a fixed price, and for delivery at a future date no greater than 365 days from the date of purchase (each a "Foreign Exchange Contract"). At no time, however, shall 15% of the aggregate settlement price of all Foreign Exchange Contracts outstanding exceed $5,000,000 as determined by Bank at the time of entering into each Foreign Exchange Contract ("Foreign Exchange Sub-Facility") and provided further, at no time shall the total undrawn amount of all Letters of Credit outstanding plus any partial draws paid by the Bank and not reimbursed by the Borrower, together with 15% of the aggregate settlement price of all Foreign Exchange Contracts outstanding and the total principal amount of all Advances outstanding, exceed the Line of Credit.

                  A. Requests for Foreign Exchange Contracts. Each request for a Foreign Exchange Contract shall be made by telephone or rapifax, confirmed in writing (each a "Request"). Each Request shall be delivered or communicated to the Bank no later than 3:00 p.m. (California time) on the day (which shall be a Business Day) on which the Foreign Exchange Contract is requested. By making any such Request, Borrower agrees that all matters relating to each such Foreign Exchange Contract shall be governed by this Agreement and Borrower restates all warranties and representations made by Borrower herein as if made on the date the Foreign Exchange Contract is entered into.

                  B. Expiration Date. The commitment by the Bank to enter into Foreign Exchange Contracts shall, unless earlier terminated in accordance with this Agreement, automatically terminate on the Expiration Date and no Foreign Exchange Contract shall expire on a date which is after the Expiration Date.

                  C. Availability. Bank may refuse to enter into a Foreign Exchange Contract with the Borrower where the Bank, in its sole discretion, determines that such foreign currency is unavailable, or where Bank would be prohibited by any applicable law, regulation or order from purchasing such foreign currency.

                  D. Purpose. The Foreign Exchange Contract shall be used to hedge foreign exchange exposure and/or risk under purchase commitments with overseas suppliers.

                  E. Payment. Payment is due on the settlement date of any Foreign Exchange Contract (the "Payment Date"). Bank is hereby authorized by Borrower to charge the full settlement price of any Foreign Exchange Contract against the depository account or accounts maintained by the Borrower with Bank on the Payment Date.

                  F. Assessments. Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Foreign Exchange Contract.

                                   SECTION IV
                              CONDITIONS PRECEDENT

         4.01 Conditions Precedent to First Advance. Prior to the first Advance hereunder, the Borrower shall deliver or cause to be delivered to the Bank, in form and substance satisfactory to the Bank:

                  a. Authority to Borrow. Evidence relating to the duly given approval and authorization of the execution, delivery and performance of this Agreement, all other documents, instruments and agreements required under this Agreement and all other actions to be taken by the Borrower hereunder or thereunder.

                  b. Loan Documents. The documents described herein, as applicable, and all other documents, instruments and agreements required or necessary to consummate the transactions contemplated under this Agreement (collectively the "Loan Documents"), all fully executed.

                  c. Miscellaneous Documents. Such other documents and opinions as the Bank may require with respect to the transactions described in this Agreement.

         4.02 Conditions Precedent to All Advances. The obligation of the Bank to make each Advance (including the first Advance) is subject to the further conditions precedent that, as of the date of each Advance and after the making of such Advance:

                  a. Representations and Warranties. The representations and warranties set forth in Section V hereof and in any other document, instrument, agreement or certificate delivered to the Bank hereunder are true and correct.

                  b. Event of Default. No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default as defined in Section VII hereof.

         For the purposes hereof, the Borrower's acceptance of the proceeds of any Advance shall be deemed to constitute the Borrower's representation and warranty that the statements set forth in sections 4.02(a) and 4.02(b) above are true and correct.

                                    SECTION V
                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

         5.01 Status. The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is properly licensed, qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

         5.02 AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, writ, judgment or injunction presently in effect affecting the Borrower; (ii) result in a breach of or constitute a default under any material agreement to which the Borrower is a party or by which it or its properties may be bound of affected;
(iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

         5.03 LEGAL EFFECT. This Agreement constitutes, and any document, instrument or agreement required hereunder when delivered will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

         5.04 FICTITIOUS TRADE STYLES. There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

         5.05 FINANCIAL STATEMENTS. All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the Borrower's financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of any such financial statement, information or other data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

         5.06 LITIGATION. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations.

         5.07 TITLE TO ASSETS; PERMITTED LIENS. The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person other than:
(i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being duly contested in good faith; (iii) liens of mechanics, materialmen, warehousemen or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (v) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure indebtedness outstanding on the date hereof or permitted to be incurred hereunder; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets (collectively "Permitted Liens").

         5.08 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder ("ERISA"), such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

         5.09 TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

         5.10 ENVIRONMENTAL COMPLIANCE. The Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

                                   SECTION VI
                                    COVENANTS

         The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower shall, unless the Bank otherwise consents in writing:

         6.01 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business in accordance with all applicable laws, rules and regulations.

         6.02 MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

         6.03 PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith.

         6.04 INSPECTION RIGHTS. At any reasonable time and from time to time permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and to discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower now or at any time hereafter maintains any records (including, but not limited to, computer generated records and computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records it my request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.

         6.05 REPORTING REQUIREMENTS. Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                  (a) ANNUAL STATEMENTS. Not later than 120 days after the end of each of the Borrower's fiscal years, (i) a copy of the annual audited financial report of the Borrower for such year, which report shall be prepared by a firm of certified public accountants acceptable to Bank and (ii) the Borrower's Securities Exchange Commission Form 10-K for such year and not later than 60 days after the end of each of the Borrower's fiscal years, a copy of the Borrower's financial projections for the succeeding year.

                  (b) INTERIM STATEMENTS. Not later than 45 days after the end of each fiscal quarter, (i) the Borrower's consolidated and consolidating financial statement as of the end of such quarter, and (ii) the Borrower's Securities Exchange Commission Form 10-Q for such quarter, and (iii) a certificate signed by the chief financial officer of the Borrower stating that the representations and warranties contained herein and in any other document, instrument or certificate delivered to the Bank hereunder are correct and that no event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default hereunder, substantially in the form attached hereto as Exhibit "A".

                  (c) OTHER INFORMATION. Promptly upon the Bank's request, such other information pertaining to the Borrower or any Guarantor as the Bank nay reasonably request.

         6.06 PAYMENT OF DIVIDENDS. Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

         6.07 REDEMPTION OR REPURCHASE OF STOCK. Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding except stock repurchases of up to $600,000 in any one fiscal year.

         6.08 ADDITIONAL INDEBTEDNESS. Not, after the date hereof, create, incur or assume, directly or indirectly, any liability or indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business.

         6.09 LOANS. Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities or subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted, except loans to affiliates of up to $10,000,000.

         6.10 LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any such properties, except for Permitted Liens and as otherwise provided in this Agreement.

         6.11 TRANSFER ASSETS. Not sell, contract for sale, transfer, convey, assign, lease or sublet any of its assets except in the ordinary course of business as presently conducted by the Borrower, and then, only for full, fair and reasonable consideration.

         6.12 CHANGE IN THE NATURE OF BUSINESS. Not make any material change in its financial structure or in the nature of its business as existing or conducted as of the date of this Agreement.

         6.13 FINANCIAL CONDITION. Maintain at all times:

                  (a) NET PROFIT. A minimum net profit of not less than $1.00 at the end of each fiscal quarter.

                  (b) QUICK RATIO. A ratio of Liquid Assets to current liabilities plus 120% of any outstanding Letters of Credit issued by Bank for the account of Guarantor of not less than 1 to 1.

                  (c) EFFECTIVE TANGIBLE NET WORTH. A minimum Effective Tangible Net Worth of at least $125,000,000 plus 75% of net profit after tax and 100% of the proceeds of any public stock offerings at the end of each fiscal quarter.

                  (d) DEBT TO WORTH. A ratio of Debt to Effective Tangible Net Worth of not more than 1.25 to 1.

         6.14 CAPITAL EXPENSES. Not make any fixed capital expenditure or any commitment therefor, including, but not limited to, incurring liability for uses which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $15,000,000.00 in any one fiscal year.

         6.15 NOTICES. Give prompt written notice to the Bank of any and all Events of Default and litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $250,000.00.

         6.16 ENVIRONMENTAL COMPLIANCE. The Borrower shall:

                  (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

                  (b) Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials.

                  (c) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

                  (d) At all times indemnify and hold harmless Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials.

                                   SECTION VII
                                EVENTS OF DEFAULT

         Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

         7.01 NON-PAYMENT. The Borrower shall fail to Pay any Payment Of Principal or interest or any other sum referred to in this Agreement within 10 days of when due.

         7.02 PERFORMANCE UNDER THIS AND OTHER AGREEMENTS. The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other document, instrument or agreement, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

         7.03 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any Guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

         7.04 INSOLVENCY. The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or a substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

         7.05 EXECUTION. Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

         7.06 REVOCATION OR LIMITATION OF GUARANTY. Any Guaranty shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor, by operation of law, legal proceeding or otherwise or any Guarantor who is a natural person shall die.

         7.07 SUSPENSION. The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

         7.08 Change in Ownership. There shall occur a We or transfer to (whether voluntary or involuntary), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) who would own more than 20% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

                                  SECTION VIII
                               REMEDIES ON DEFAULT

         Upon the occurrence of any Event of Default, the Bank may, at its sole election, without demand and upon only such notice as may be required by law:

         8.01 ACCELERATION. Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

         8.02 CEASE EXTENDING CREDIT. Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

         8.03 TERMINATION. Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

         8.04 LETTERS OF CREDIT: The Bank may, at its sole and absolute discretion and in addition to any other remedies available to it hereunder, require the Borrower to pay immediately to the Bank, for prompt application against drawings under any outstanding Letters of Credit and the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not promptly applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

         8.05 NON-EXCLUSIVITY OF REMEDIES. Exercise one or more of the Bank's rights set forth herein or seek such other Tights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

                                   SECTION IX
                            MISCELLANEOUS PROVISIONS

         9.01 AMOUNTS PAYABLE ON DEMAND. If the Borrower fails to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower's failure to pay such amount, create an Advance in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

         9.02 DEFAULT INTEREST RATE. if an Event of Default, or an event which, with notice or passage of time could become an Event of Default has occurred or is continuing, the Borrower shall pay to the Bank interest on any indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

         9.03 ACCOUNTING AND OTHER TERMS. All references to financial statements, assets, liabilities and similar accounting term not specifically defined in this Agreement shall mean such financial statements prepared and such terms determined in accordance with generally accepted accounting principles consistently applied. Except where otherwise specified in this Agreement, all financial data submitted or to be submitted to the Bank pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the California Uniform Commercial Code.

         9.04 RELIANCE. Each warranty, representation, covenant and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants or agreements which the Borrower shall now or hereafter give, or cause to be given, to the Bank.

         9.05 ATTORNEY'S FEES. Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

         9.06 NOTICES. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed to the address set forth below such party's signature to this Agreement or to such other address as may be specified from time to time in writing by either party to the other.

         9.07 WAIVER. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other Tight; nor shall any waiver of any right or default hereunder or under any other document, instrument or agreement mentioned herein constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

         9.08 CONFLICTING PROVISIONS. To the extent that any of the terms or provisions contained in this Agreement am inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

         9.09 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the Bank's prior written consent. The Bank may sell, assign or grant participations in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower.

         9.10 JURISDICTION. This Agreement, any notes issued hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

         9.11 DISPUTE RESOLUTION. It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (1) this Agreement, or any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") as follows:

                  (a) Step I - MEDIATION: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J-A-M-S for mediation, that is, an informal, non-binding conference or conferences between the parties in which a retired judge or justice for the J-A-M-S panel will seek to guide the parties to a resolution of the case.

                  (b) Step II - UNSECURED CONTRACTS - ARBITRATION: Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase then all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in San Jose County and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgement upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys fees and costs. This subparagraph (b) shall apply only if, at the time of the submission of the matter to J-A-M-S, the dispute(s) or issue(s) do(es) not arise out of a transaction(s) which is/are secured by real property collateral or, if so secured, all parties consent to such submission.

         As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Arbitrator, and render a statement to each party setting forth that party's pro-rata share of said-fees and costs. Thereafter each party shall, within 10 days of receipt of said statement, deposit said sum with the Arbitrator. Failure of any Party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

                  (c) PROVISIONAL REMEDIES, SELF HELP AND FORECLOSURE: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

         9.12 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         9.13 JUDGMENT CURRENCY: If for the purposes of obtaining judgment in
an), court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the Original Currency with the Other Currency at Los Angeles on the second Business Day preceding that on which final judgment is given.

                  The obligation of the Borrower in respect of any sum due in the Original Currency from it to Bank shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in such Other Currency Bank may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to the Bank, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to Bank in the Original Currency, Bank agrees to remit to Borrower such excess.

         9.14 HEADINGS. The headings set forth herein art solely for the purpose of identification and have no legal significance.

         9.15 ENTIRE AGREEMENT. This Agreement and the Loan Documents shall constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties or pertaining to the transactions contemplated hereunder that are not incorporate, or referenced in this Agreement or the Loan Documents are superseded hereby.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first hereinabove written.

BANK:                              BORROWER:

SANWA BANK CALIFORNIA              DIAMOND MULTIMEDIA SYSTEMS, INC.

By: /s/ CLIFFORD M. WALLACE        By: /s/ JAMES M. WALKER
   -------------------------          ------------------------------
Name:   CLIFFORD M. WALLACE        Name:   JAMES M. WALKER
Title:  VICE PRESIDENT             Title:  SENIOR VICE PRESIDENT AND CFO


                                   By: /s/ RONALD R. MATSUSHIMA
                                      ------------------------------
                                   Name:   RONALD R. MATSUSHIMA
                                   Title:  CORPORATE TREASURER

                                   EXHIBIT "A"

TO: SANWA BANK CALIFORNIA (THE "BANK")



         This Certificate is given as of the _____ day of ________, 199__, pursuant to Section 6 of that certain Line of Credit Agreement between the undersigned (the undersigned is herein referred to as "Borrower") and the Bank dated as of March ________, 1997 (the "Agreement"). Capitalized terms used herein shall have the same meanings attributed to such terms in the Agreement.

The Borrower hereby certifies that:

         1. No Event of Default exists and no event has occurred and is continuing which constitutes or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

         2. The Borrower is in compliance with each of the covenants contained in Section 6 of the Agreement.

         3. Each of the representations and warranties contained in Section 5 of the Agreement are true and correct as of the date of this certificate.

         4. Set forth below are the calculations used to determine compliance with certain covenants contained in the Agreement:

         (a)
         (b)
         (c)

         In the event that paragraph 2, 3, or 4 hereof is incorrect, specify the default below, along with an explanation of the factors leading to the default and the action taken by management to correct the default within the time indicated:

         (i)

         (ii)

                                     BORROWER:

                                     DIAMOND MULTIMEDIA SYSTEMS, INC.

                                     By:__________________________________

                                     Name/Title:__________________________